Exhibit 5.1

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, N.Y. 10174-1901

(212) 818-8800

August 11, 2022

ParkerVision, Inc.

4446-1A Hendricks Avenue, Suite 354

Jacksonville, Florida 32207

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by ParkerVision, Inc. (the “Company”), a Florida corporation, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 16,638,353 shares (“Shares”) of common stock, par value $0.01 per share (“Common Stock”), to be offered for resale by the selling stockholders named therein (the “Selling Stockholders”), issuable upon conversion of, and for the payment of interest from time to time upon, convertible promissory notes dated May 10, 2022, June 2, 2022, June 30, 2022 and August 3, 2022 (“Convertible Notes”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that the Shares issued and issuable pursuant to the Convertible Notes have been duly authorized and, when issued upon conversion of the Convertible Notes or as payment of interest thereon, as applicable, in accordance with the terms of the Convertible Notes, will be legally issued, fully paid and non-assessable.

In giving this opinion, we have assumed that all certificates for the Shares have been, or will be, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company’s transfer agent and registered by the Company’s registrar, if necessary, and conform, or will conform, except as to denominations, to specimens which we have examined.

ParkerVision, Inc.

January 13, 2022

We are opining solely on applicable statutory provisions of Florida corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Florida Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller